EXHIBIT 107.1

Calculation of Filing Fee Tables

S-3
(Form Type)

CONSTELLATION ENERGY CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Not applicable

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate		Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	456(b) and 457(r)(2)		(1)		(1)		(1)		(2)		(2)
Fees to Be Paid	Equity	Stock Purchase Contracts	456(b) and 457(r)(2)		(1)		(1)		(1)		(2)		(2)
Fees to Be Paid	Equity	Stock Purchase Units	456(b) and 457(r)(2)		(1)		(1)		(1)		(2)		(2)
Fees to Be Paid	Equity	Preferred Stock	456(b) and 457(r)(2)		(1)		(1)		(1)		(2)		(2)
Fees to Be Paid	Equity	Depositary Shares	456(b) and 457(r)(2)		(1)		(1)		(1)		(2)		(2)
Fees to Be Paid	Debt	Debt Securities	456(b) and 457(r)(2)		(1)		(1)		(1)		(2)		(2)
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts								(1)				(2)
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due												(2)

(1)	There is being registered hereunder an indeterminate principal amount or number of debt securities as may from time to time be issued at indeterminate prices.
(2)	In accordance with Rule 456(b) and Rule 457(r) of the rules and regulations under the Securities Act of 1933, the registrant is deferring payment of all of the registration fee. The registrant will calculate the registration fee applicable to an offer of securities pursuant to this Registration Statement based on the fee payment rate in effect on the date of such fee payment.